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EXHIBIT 3.4

AMENDMENT TO BYLAWS OF

MAULT CALORIMETRY, INC.

ARTICLE II

DIRECTORS

        Section 1.    Number, Election, Tenure and Qualification.    The authorized number of Directors shall be two (2). Such number of authorized directors (and any subsequent number) may be changed from time to time by resolutions of the board of directors. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

CERTIFICATE OF SECRETARY

        I hereby certify:

        That I am the duly elected and acting Secretary of Mault Calorimetry, Inc., a Delaware corporation; and

        That the foregoing Amendment to the Bylaws comprising of one (1) page, is a true and correct copy of the Amendment to Bylaws of the corporation as duly adopted by approval of the Board of Directors on December 21, 1998.

IN WITNESS WHEREOF, I have hereunder subscribed my name this 21st day December, 1998.

/s/ SUSAN J. SKAER Susan J. Skaer, Secretary

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  EXHIBIT 3.4
AMENDMENT TO BYLAWS OF MAULT CALORIMETRY, INC.
ARTICLE II DIRECTORS
CERTIFICATE OF SECRETARY